UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 14, 2011 (November 9, 2011)

RED MOUNTAIN RESOURCES, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	000-54444	27-1739487
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2515 McKinney Avenue, Suite 900, Dallas, Texas	75201
(Address of Principal Executive Offices)	(Zip Code)

(214) 871-0400
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 11, 2011, Black Rock Capital, Inc. (“Black Rock”), the wholly owned subsidiary of Red Mountain Resources, Inc. (the “Company”), consummated the transactions contemplated by a purchase agreement with Kelly M. Crawford, in his capacity as the court-appointed receiver for Alan Todd May and Prosper Oil & Gas, Inc., a/k/a Prosper Energy, Inc. Pursuant to the purchase agreement, Black Rock acquired the “Cowden Mineral Interests” and certain real property in Ector County, Texas for an aggregate purchase price of $1,150,000.  The Cowden Mineral Interests are approximately 760 gross acres (740 net acres).  At acquisition, the Cowden Mineral Interests contained 31 producing wells. Black Rock acquired 100% working interest with a 75% net revenue interest in two leases covering 640 gross/net acres; a 100% working interest with a 79.375% net revenue interest in one lease covering 40 acres; and a 75% working interest with a 62.8% net revenue interest in one lease covering 80 acres.  The Cowden Mineral Interests were subject to a receivership proceeding in the United States District Court for the Northern District of Texas, Dallas Division.  Accordingly, the purchase agreement was subject to approval by the Court.  The Court approved the sale on November 9, 2011, and the closing occurred on November 11, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED MOUNTAIN RESOURCES, INC.

Dated: November 14, 2011	By:	/s/ Alan W. Barksdale
Alan W. Barksdale
Chief Executive Officer